November 28, 2005



Mail Stop 3561

Via US Mail and Facsimile

Mr. Ben Farahi
Chief Financial Officer
1175 W. Moana Lane, Suite 200
Reno, Nevada 89509

Re:	Monarch Casino & Resort, Inc.
	Form 10-K for the year ended December 31, 2004
	Forms 10-QSB for the periods ended June 30, 2005, March 31,
2005
and
      September 30, 2005
	Commission file #: 000-22088

Dear Mr. Farahi:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Linda Cvrkel
      Branch Chief